COMMERCIAL CAPITAL BANCORP, INC. ANNOUNCES NEW BANKING LOCATION

IRVINE, CA – November 23, 2005 – Commercial Capital Bancorp, Inc. (the “Company”), (NASDAQ: “CCBI”), announced today that its bank subsidiary, Commercial Capital Bank (the “Bank”), has entered into a lease agreement to open a banking office in Valencia, California. The new banking office, which is scheduled to open in the Spring of 2006, located in the Valencia Promenade at Town Center, on the corner of Magic Mountain Parkway and McBean Parkway, represents a continuation of the expansion of the retail component of the Company’s depository franchise.

The new banking office will be located 27067 McBean Parkway, in the heart of Valencia, which is at the center of Newhall, Newhall Ranch, and Santa Clarita, all high growth communities in northern Los Angeles County. Other Valencia Promenade businesses include Cold Stone Creamery, Gymboree, Homegoods, Jamba Juice, McDonald’s, Olive Garden, Pavilions, Peet’s Coffee & Tea, Postal Connections of America, Pure Beauty, Rubio’s Baja Grill, Sprint PCS, Stuart Anderson’s Black Angus, Supercuts, and Tilly’s.

Commercial Capital Bancorp, Inc. is a diversified financial services company, with $5.2 billion of total assets, at September 30, 2005. The Company provides depository and lending products and services through 22 banking and 10 lending offices under the Commercial Capital Bank brand name, and provides 1031 exchange services to income property investors nationwide through its presence in 14 markets, and 10 states under the TIMCOR Exchange Corporation and North American Exchange Company brand names.

This press release may include forward-looking statements related to the Company’s plans, beliefs and goals, which involve certain risks, and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors: competitive pressure in the banking industry; changes in the interest rate environment; the health of the economy, either nationally or regionally; the deterioration of credit quality, which would cause an increase in the provision for possible loan and lease losses; changes in the regulatory environment; changes in business conditions, particularly in California real estate; volatility of rate sensitive deposits; asset/liability matching risks and liquidity risks; and changes in the securities markets. The Company undertakes no obligation to revise or publicly release any revision to these forward-looking statements.

Contact:
Commercial Capital Bancorp, Inc.
Jeff L. Leonard, Investor Relations
Telephone:   (949) 585-7500
Facsimile:     (949) 585-0174